STOCK PURCHASE AGREEMENT
                           FOR
            SENATOBIA COMMUNITY HOSPITAL, INC.

THIS STOCK PURCHASE AGREEMENT FOR SENATOBIA COMMUNITY
HOSPITAL (this "AGREEMENT"), dated as of September ____,
1999, among Paracelsus Healthcare Corporation ("SELLER"), a California corporation, Paracelsus Senatobia Community
Hospital, Inc. ("SCH"), a California corporation and
Associates Capital Group, L.L.C., a Georgia limited liability company ("BUYER").

                       WITNESSETH:

WHEREAS, Seller owns all of the capital stock of SCH;

WHEREAS, SCH operates and does business as Senatobia
Community Hospital, a seventy-six (76) bed general acute care hospital located at 401 Getwell Drive, Senatobia, Mississippi 38668 ("SENATOBIA HOSPITAL" and the
"HOSPITAL") pursuant to a Lease Agreement dated as of December 1, 1979 by and between the City of Senatobia, Mississippi, as Lessor, and Southern Health Services of
Kentucky, Inc., as initial Lessee with respect to the Senatobia Hospital (the "HOSPITAL LEASE");

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase all of the issued and outstanding capital stock of SCH which will transfer to Buyer ownership of substantially all of the assets, real and personal, tangible and intangible, owned by Seller in the operation of the Hospital (collectively the "BUSINESS");

NOW, THEREFORE, for and in consideration of the foregoing premises and the agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of all of which are acknowledged and agreed, the parties hereto agree as follows:

1.SALE OF STOCK AND CERTAIN RELATED MATTERS.

1.1 SALE OF STOCK. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Seller shall sell, transfer, convey, assign and deliver to the Buyer, and Buyer shall purchase from Seller, all of the issued and outstanding capital stock of SCH, that being one hundred (100) shares of Common Stock, no stated par value of SCH (the "STOCK"). The Stock shall be transferred to Buyer free and clear of all liabilities, liens, pledges and encumbrances.

1.2  REPRESENTATIONS OF SELLER AS TO THE ASSETS OF SCH.
Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Seller represents and warrants to Buyer that SCH shall own, or have a valid leasehold interest in, the following assets and properties:

(a)all real property and other real property interests used in connection with the operation of the Business, including, without limitation, the operations of the Hospital together with all buildings, improvements and fixtures located thereupon and all construction in progress (such real property is referred to herein as the "REAL PROPERTY"), such Real Property being more specifically described in SCHEDULE 1.2(A);

(b)all tangible personal property (excluding cash and cash equivalents) owned by SCH and used in connection with the Business, to the extent included on the Closing Balance
Sheet (collectively the "PERSONAL PROPERTY"), but excluding the personal property described in SECTION
1.3(F) hereof.

(c)all licenses, certificates of need, certificates of exemption, franchises, accreditations and registrations and other licenses or permits required for the operation of the Business in accordance with applicable law (the
"LICENSES"), including, without limitation, the Licenses described in SCHEDULE 1.2(C);

(d)those real property and personal property leases relating to the Business described in SCHEDULE 1.2(D) (all of such leases being referred to collectively as the "LEASES");

(e)those contracts and agreements relating to the Business set forth in SCHEDULE 1.2(E) (the "CONTRACTS");

(f)any deposits, escrows, prepaid taxes or other advance payments relating to any expenses of the Business, as contained on the Closing Balance Sheet as prepaid expenses
(the "PREPAID EXPENSES"), but excluding the prepaid expenses of Seller described in SCHEDULE 1.2(F) hereof as prepaid expenses to be retained by Seller ("EXCLUDED
PREPAID EXPENSES");

(g)all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables owned by SCH on the Closing Date (as hereinafter defined) and either located at the premises of the Hospital or if not yet delivered to the Hospital premises, purchased by Seller for use in connection with the Business (the
"OPERATING INVENTORY");

(h)all accounts receivable with respect to the Business, including all accounts receivable arising from the rendering of services to inpatients and outpatients at the Hospital, billed and unbilled, recorded or unrecorded, accrued and existing in respect of services through and including the effective date of the Closing, including those from any source; excluding, however, the Excluded
Receivables, as defined below (the "ACCOUNTS RECEIVABLE");

(i)all documents, records, non-proprietary operating manuals and files, and computer software owned by or licensed to SCH, pertaining to or used in connection with the Business, including, without limitation, all patient records, medical records, financial records, equipment records, construction plans and specifications, and medical and administrative libraries;

(j)all unexpired warranties (other than those vendor warranties described in Section 1.2(b) above) and covenants not to compete relating to the Business for which SCH is the beneficiary;

(k)all joint ventures, partnerships, corporations and other entities listed on SCHEDULE 1.2(K); and

(l)except as expressly excluded herein, all other property owned by SCH, whether tangible or intangible, located at the premises of the Hospital or otherwise, whether or not used in connection with the Business and whether or not reflected on the balance sheet of SCH, and specifically including the right to use the name "Senatobia Community
Hospital."

The foregoing, which (except for the Excluded Assets, as defined in Section 1.3) are hereafter referred to, collectively, as the "ASSETS", comprise substantially all of the property and assets used in the conduct and operation of the Business as of July 31, 1999, including without limitation, those assets reflected on the unaudited balance sheet of SCH dated July 31, 1999 (the
"BALANCE SHEET"), and all assets acquired by Seller between July 31, 1999 and the Closing.

1.3 EXCLUDED ASSETS. The following items which are related to the Assets are not intended by the parties to be a part of the assets of SCH, are excluded from the Assets and will be conveyed by SCH to Seller or its designee, at or prior to Closing (collectively, the "EXCLUDED ASSETS"):

(a)the accounts receivable set forth on SCHEDULE 1.3(A) hereto, (the "EXCLUDED RECEIVABLES");

(b)the name "Paracelsus" and all variations thereof
(subject to the provisions of Section 9.4), and the terms
"Paracelsus Pride" and "ServiceAdvantage";

(c)all intercompany accounts of SCH and Seller and their affiliates;

(d)any corporate proprietary information of Seller not necessary for the operation of the Business;

(e)all commitments, contracts, leases, capital leases, notes, and agreements between SCH, Seller and their affiliates;

(f)the property described in SCHEDULE 1.3(F) hereto;

(g)any and all rights to the operation of software provided by Seller or its affiliates for the use of SCH, and specifically, including certain licensed software and other products and services pursuant to an agreement with

(1) the Health Services Division of Keane, Inc., dated
April 13, 1998,
(2) CompuLab Healthcare Systems Corporation, dated April
30, 19998, and
(3) Lawson Associates, Inc. d\b\a Lawson Software, dated
May 30,1997; and

(h)all cash and cash equivalents and temporary investments.


1.4  ASSUMPTION OF LIABILITIES

(a)As of the Closing, and in conjunction with the transfer of the Stock, Buyer shall assume and/or agree to pay, perform and discharge the liabilities of SCH ("the ASSUMED
LIABILITIES"), except that Seller shall pay and indemnify
Buyer for those liabilities described below as Excluded
Liabilities. Specifically , and without limitation, Buyer agrees to assume Seller's obligations under the Hospital
Lease. Buyer shall assume the guaranty obligations associated with the Hospital Lease, provided however, Seller shall make the guaranty fee payments through August
31, 2001.

(b)Buyer shall not be liable for (1) performance by SCH under, and defaults by SCH in performance of, the Contracts for periods prior to the Effective Time (as hereafter defined), and (2) any liability of SCH not included on the Closing Balance Sheet or otherwise included in Working Capital (collectively, the "EXCLUDED
LIABILITIES")

1.5  PURCHASE PRICE; PRORATIONS; ALLOCATION; COST REPORT
ADJUSTMENTS.

 (a) Subject to the terms and conditions hereof, in reliance upon the representations, warranties and covenants of Seller herein set forth, and as consideration for the sale of the Stock as herein contemplated, Buyer shall tender to Seller at Closing, as the purchase price hereunder (collectively, the "PURCHASE PRICE"), and in the manner hereinafter provided, the following:

(i)$100,000 in cash; plus

(ii)an amount equal to Working Capital less $100,000; plus

(iii)a promissory note in the amount of $861,200 substantially in the form of APPENDIX C ("NOTE C").

(b)At Closing the payment for Working Capital shall initially be made in the manner and based upon the determination of Initial Working Capital (as hereinafter defined) and thereafter an adjustment payment shall be made as provided in Section 1.9.

(c)Buyer and Seller shall include in Working Capital prorations of Real Property and Personal Property lease payments, payments under any construction contracts, interest, Real Property and Personal Property taxes, Real
Property lease deposits and escrows, other assessments, plus all other revenues and expenses with respect to the Business which are normally prorated upon the sale of assets of a going concern; provided, however, that the parties will not prorate any Prepaid Expenses. In making such prorations Seller shall order final readings of all power and other utility charges to be made as of the Effective Time. All prorations contemplated by this
Section 1.5(c) shall be made as of the Effective Time.

(d)Seller shall pay to Buyer any amount that Buyer actually pays (which shall include offsets) in excess of the amounts contained in the Closing Balance Sheet in respect of the Medicare and Medicaid programs. Any such payment required by Seller shall first be made as a credit to Buyer's Short Term Note A, then any remaining amount of such payment shall be applied as a credit to Note B, then any remaining amount of such payment shall be applied as a credit to Note C (in each case first to accrued and unpaid interest and then to outstanding principal), and thereafter in cash. Buyer shall pay Seller any amount that Buyer realizes as a benefit due to the final reconciliation of the amounts contained in the Closing
Balance Sheet in respect of the Medicare and Medicaid programs. Payments to Seller shall be in cash.

1.6.  INITIAL WORKING CAPITAL.  (a) The "INITIAL WORKING
CAPITAL" shall be an amount equal to the value of SCH's
Initial Net Working Capital (as hereinafter defined) as of the date of, and based upon SCH's latest regularly prepared balance sheet in respect of the Business (the
"INTERIM BALANCE SHEET") available prior to Closing which shall be not more than 61 days old. The Interim Balance
Sheet shall be prepared using the same methodologies and assumptions used in connection with the preparation of Financial Statements (as hereinafter defined), and in accordance with generally accepted accounting principles
("GAAP") applicable to interim financial statements.

For the purpose of the Initial Working Capital, "SCH'S
INITIAL NET WORKING CAPITAL" shall be equal to THE SUM OF
(A) the amounts set forth on SCHEDULE 1.6(A); PLUS (B) the amount of any capital expenditures made by SCH from and after July 31, 1999 until the Effective Time; MINUS (C) the amount of SCH's capital lease obligations assumed by Buyer, BUT SPECIFICALLY EXCLUDING the Hospital Lease.

(b)No increase to Seller's Initial Net Working Capital shall be effected with respect to (i) any single item involving a capital expenditure in excess of $25,000, or
(ii) within any 30 day period, any two or more items involving capital expenditures in excess of $50,000, in either case unless Seller shall have obtained Buyer's prior written consent to such expenditure. Buyer hereby acknowledges that it has consented to the capital expenditures described in SCHEDULE 1.6(B), but such consent is limited as to scope and dollar amount as described in SCHEDULE 1.6(B).

(c)In order that Buyer may know the methodology used to determine SCH's Initial Net Working Capital, attached hereto as SCHEDULE 1.6(C) is a determination of SCH's Net
Working Capital based upon the July 31, 1999 unaudited balance sheet of SCH and Seller hereby agrees to use the same methodology (as may be supplemented by the working papers thereto) to prepare SCHEDULE 1.6(A).

1.7 WORKING CAPITAL DETERMINATION. (a) Not more than 60 days after the Closing Date (i) Seller shall deliver to Buyer the balance sheet for SCH with respect to the Business as of the Effective Time for accounting purposes
(the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared using the same methodologies and assumptions used in connection with the preparation of the Interim Balance Sheet, except as modified herein.

(b)The "WORKING CAPITAL" shall be an amount equal to the value of SCH's Net Working Capital (as hereinafter defined) as of the date of, and based upon the Closing
Balance Sheet.

(c)For the Working Capital, "SCH'S NET WORKING CAPITAL" shall be determined using the same methodologies used to determine SCH's Initial Net Working Capital, but using the
Closing Balance Sheet.

(d)No more than three days prior to the Closing Date, Seller and Buyer shall conduct a physical inventory of the Operating Inventory on hand at the Hospital. Based on such inventory Seller shall prepare a schedule of the supplies using the same methodology as Seller used in
SCHEDULE 1.6(C).  In calculating the Working Capital, the
amount of the Operating Inventory shall be increased or decreased, as appropriate, to reflect the value of the additions to, and deletions from, the Operating Inventory between the inventory date and the Effective Time.

1.8 PAYMENT OF WORKING CAPITAL AT CLOSING. In payment of the amount of Working Capital due Seller at Closing, Buyer shall deliver to Seller (i) a sixty (60) day promissory note substantially in the form of APPENDIX A ("SHORT TERM
NOTE A") in the amount equal to the lesser of (A) sixty percent (60%) of SCH's Initial Net Working Capital less
$100,000 and (B) Four Hundred Thousand Dollars ($400,000), and (ii) a promissory note substantially in the form of APPENDIX B ("NOTE B") in the original principal amount equal to the amount of SCH's Initial Net Working Capital less the amount of SHORT TERM NOTE A and less the amount of $100,000.

1.9  PAYMENT OF POST-CLOSING WORKING CAPITAL ADJUSTMENT;
DISPUTE RESOLUTION.  (a) Working Capital shall be paid in
(i) a promissory note substantially in the form of SHORT
TERM NOTE A in the amount equal to the lesser of (A) sixty percent (60%) of SCH's Net Working Capital less $100,000 and (B) Four Hundred Thousand Dollars ($400,000) cash, and
(ii) a promissory note in the form of NOTE B in the original principal amount equal to the amount of SCH's Net
Working Capital less the amount of SHORT TERM NOTE A in
(i) above. Not more than 90 days after the Closing Date, Buyer and Seller WILL COMPARE SCH's Initial Net Working
Capital paid in the form of SHORT TERM NOTE A and NOTE B at Closing, TO SCH's final Net Working Capital to be paid in the form of SHORT TERM NOTE A and NOTE B AND ANY
DIFFERENCES in such note balances SHALL thereupon BE MADE
AS AN ADJUSTMENT, positively or negatively as the case may be, TO the principal balances of SHORT TERM NOTE A and NOTE B, respectively; so that through such adjustments in the principal balance of SHORT TERM NOTE A and NOTE B,
Buyer will only be obligated to pay to Seller the amount of Net Working Capital determined as of Closing, less
$100,000.  If at the time of such comparison of Initial
Net Working Capital to Net Working Capital, SHORT TERM
NOTE A has been paid, any increase or decrease that would otherwise be made thereto as a result of such comparison shall be taken as an adjustment to NOTE B.

(b)Simultaneously with Seller's delivery of the Closing
Balance Sheet to Buyer, Seller shall deliver a schedule to Buyer detailing any adjustments between the amount of the Purchase Price paid at Closing and any required adjustments resulting from the determination of Working
Capital and the effect of such adjustments on the principal balances of SHORT TERM NOTE A and NOTE B.

(c)In the event that Seller and/or Buyer shall dispute the Working Capital determination to be effected hereunder and such dispute is not resolved to the mutual satisfaction of Seller and Buyer within 90 days after the Closing Date, Seller and Buyer shall each have the right to require that such disputed determinations be submitted to PriceWaterhouseCoopers LLP acting as experts and not as arbitrators, or to such other certified public accounting firm as Seller and Buyer may then mutually agree upon in writing, for computation or verification in accordance with the provisions of this Agreement and interpretation, where applicable, in accordance with GAAP. The certified public accounting firm so selected shall use its best efforts to make the computations or verifications within 60 days of their engagement. Both Seller and Buyer shall provide such access to the books and records of Seller as may be requested by such certified public accounting firm.
The foregoing provisions for certified public accounting firm review shall be specifically enforceable by the parties; the decision of such accounting firm shall be final and binding upon Seller and Buyer; there shall be no right of appeal from such decision; and such accounting firm's fees and expenses for each such disputed determination shall be borne by the party whose determination has been modified by such accounting firm's report or by both parties in proportion to the relative amount each party's determination has been modified.

1.10 COLLECTION OF RECEIVABLES. Seller shall by the fifteenth (15th) of each month remit to Buyer any payments it has received during the preceding month which constitute payments of accounts receivable of Buyer. Buyer shall by the fifteenth (15th) of each month remit to Seller any payments it has received during the preceding month that constitute payments of the Excluded
Receivables.

2.CLOSING.

2.1 CLOSING AND EFFECTIVE TIME. Subject to the conditions set forth in Articles 7 and 8 hereof, the consummation of the sale and purchase of the Stock contemplated by and described in this Agreement (the
"Closing") shall take place in Fort Worth, Texas, at the offices of Michener, Larimore, Swindle, Whitaker, Flowers,
Sawyer, Reynolds & Chalk, L.L.P. or other agreed upon location, at 10:00 A.M. local time (a) on September 30, 1999, or (b) such date as may be agreed by the parties.
The date on which the Closing occurs is referred to herein as the "CLOSING DATE." The Closing of the transactions shall be deemed to be effective for accounting purposes as of 11:59 P.M. (Central Time) on September 30, 1999 or such other time which the parties may mutually designate in writing. For all purposes other than accounting, unless specifically provided otherwise herein, the closing shall be deemed to be effective as of 11:59 P.M. (Central Time) on the Closing Date. In each case, the time at which the Closing shall be deemed to be effective is referred to herein as the "EFFECTIVE TIME" for such purpose.

2.2 ACTION OF SELLER AT CLOSING. At the Closing, Seller shall deliver or shall cause to be delivered to Buyer the following:

(a)certificates representing the Stock, duly endorsed to Buyer, or with duly executed stock powers conveying the right of Buyer to have the Stock transferred in to Buyer's name;

(b)copies of corporate resolutions duly adopted by the respective Board of Directors of Seller and SCH, authorizing and approving each such corporation's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein to which each is a party, certified as true and of full force as of Closing by appropriate officers of each such corporation;

(c)certificates, dated as of the Closing Date, of appropriate officers of each of Seller and SCH certifying that, to the best of such officer's knowledge and belief, as of Closing all of the respective representations and warranties by or on behalf of Seller and SCH as appropriate, contained in this Agreement are true and correct and all respective covenants and agreements of Seller and SCH to be performed prior to or as of Closing pursuant to this Agreement have been performed;

(d)certificates of incumbency, dated as of the Closing
Date, for the officers of each of Seller and SCH making certifications for Closing, or executing documents delivered for Closing;

(e)certificates of corporate existence or good standing certificates and qualifications to do business of each of Seller and SCH from their states of incorporation and in which SCH does business, dated the most recent practical date prior to Closing;

(f)subject to Section 1.3 hereof, the Assets, and simultaneously with such delivery Seller will take all such steps as may reasonably be required to put Buyer in actual possession and operating control of the Assets;

(g)the Information Systems Agreement (as hereinafter defined);

(h)The resignations of all officers and directors of SCH effective the Effective Time.
2.3  ACTION OF BUYER AT CLOSING.

A.At the Closing, Buyer shall deliver to Seller the following:

(a)the Purchase Price, including :

(i)$100,000 cash,
(ii)Short Term Note A,
(iii)Note B,
(iv)Note C,
(v)Security Agreement (Short Term Note A),
(vi)Security Agreement and Stock Pledge (Note B),
(vii)Security Agreement (Note C), and
(viii)a certificate of existence of Buyer from the State of Georgia, dated the most recent practical date prior to closing;

(b)copies of the Operating Agreement of Buyer showing the authority of Buyer's managing member to execute and deliver the documents described herein;

(c)certificates, dated as of the Closing Date, of appropriate officers of Buyer certifying that, to the best of such officers' knowledge and belief, as of Closing all of the respective representations and warranties by or on behalf of the Buyer contained in this Agreement are true and correct and all respective covenants and agreements of Buyer to be performed prior to or as of Closing pursuant to this Agreement have been performed;

(d)a certificate of existence of Buyer from the State of Georgia, dated the most recent practical date prior to Closing; and

(e)the Information Systems Agreement (as hereinafter defined).

B.Buyer hereby covenants to deliver to Seller by November
30, 1999 the unpaid principal balance and accrued interest of Short Term Note A in accordance with its terms.

3.REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof, Seller represents and warrants to Buyer that:

3.1  CORPORATE CAPACITY.

 (a) Seller and SCH are corporations duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, operate and lease their respective properties and to carry on their businesses as now being conducted.
(b)SCHEDULE 3.1(B) contains a complete and correct copy of the Articles of Incorporation and all amendments thereto to the date hereof and the Bylaws as presently in effect of Seller and SCH.

3.2  CORPORATE POWERS; ABSENCE OF CONFLICTS WITH OTHER
AGREEMENTS, ETC.

 (a) The execution and delivery by Seller and SCH of this Agreement and the performance of this Agreement and the other agreements and transactions contemplated hereby to be executed and performed by Seller and SCH:

(i)are within Seller's and SCH's respective corporate powers, are not in contravention of the terms of Seller's or SCH's Articles of Incorporation, Bylaws or any amendments thereto;

(ii) except as set forth on SCHEDULE 3.2, upon the Closing, (A) will not result in any breach or acceleration of maturity of any indenture, agreement, lease or instrument, to which Seller or SCH is a party or by which Seller or SCH or any of the Assets is bound, (B) will not constitute a violation of any judgment, decree, or order of any court of competent jurisdiction applicable to Seller or SCH, (C) will not violate any law, rule or regulation of any governmental authority applicable to the Seller, SCH, the Business or any of the Assets and (D) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

(b)This Agreement has been duly and validly executed and delivered by Seller and SCH, and, as of the Closing, the other agreements and instruments contemplated hereby to be executed and delivered by Seller and/or SCH will have been duly and validly executed and delivered by Seller and, where applicable, SCH. Upon approval of this Agreement and the other agreements and instruments contemplated hereby by the Board of Directors of Seller and SCH, this Agreement will constitute, and upon such approval and their execution and delivery, the other agreements and instruments contemplated hereby to be executed and delivered by Seller and/or SCH will constitute, the valid, legal and binding obligation of each of Seller and, where applicable, SCH, enforceable against each of them in accordance with their respective terms except as such enforceability may be limited by bankruptcy, reorganization, insolvency, or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies.

3.3 FINANCIAL STATEMENTS. SCHEDULE 3.3 hereto consists of true, correct and complete copies of the unaudited income statement of SCH with respect to the Business for the seven (7) months ended July 31, 1999 (the "INCOME
STATEMENT"), and the Balance Sheet as of the end of such period (the Income Statement and the Balance Sheet are referred to collectively as the "FINANCIAL STATEMENTS").
The Financial Statements have been prepared from and are in accordance with the books and records of SCH, and fairly present the operations of SCH for the period indicated, except (a) as indicated by the notes thereto and (b) with respect to any changes which would result from year-end audit adjustments which in the aggregate are not materially adverse to the business or financial condition of either Seller or SCH.

3.4 POST-BALANCE SHEET RESULTS. Since July 31, 1999, with respect to the Assets there has not been:

(a) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets, taken as a whole;

(b) any sale, lease, transfer or disposition by Seller or SCH of the Assets except sales of inventories, supplies or accounts receivable in the ordinary course of business and except for sales, leases, transfers or dispositions of non-material portions of the Assets in the ordinary course of Seller's and SCH's business; or

(c) any change or the occurrence of any fact or condition which may be reasonably expected to have a Material
Adverse Effect on the Business or the value of the Assets, other than such changes, facts and conditions, if any, outside the reasonable control of both Seller and SCH and either; (i) generally affecting the hospital service area in which the Hospital is located; (ii) generally affecting the healthcare industry, or (iii) resulting from the announcement of the transactions contemplated hereby.
"Material Adverse Effect" shall mean either (A) a net decrease greater than $25,000 in the net worth of SCH resulting from a single fact, event or circumstance or $50,000 for a series of related facts, events or circumstances, as determined in accordance with GAAP, exclusive of EBITDA losses, or (B) EBITDA losses in excess of $125,000 per month as reflected by SCH's financial statements (exclusive of the effects of intercompany transfers of cash, but including the effects of increases or decreases to intercompany obligations). "EBITDA losses" means losses determined from SCH's income statement before charges for interest, taxes, depreciation, amortization and management fees.

3.5 LICENSES. SCH has all licenses and permits relating to the ownership or operation of the Assets and operation of the Business as are necessary and required for such ownership and operation except where the failure to obtain such licenses or permits would not have a material adverse effect on the ownership or operation of the Assets or the operation of the Business. SCHEDULE 3.5 hereto contains a complete list of all material licenses, permits, franchises, certificates of need, certificate of need applications, and PRO memos, if any, and their respective dates of termination or renewal, owned or held by SCH relating to the ownership, development or operation of the Assets or the Business, together with any formal and specific notices or directives received by SCH from the agency responsible for such SCHEDULE 3.5 item, for which noncompliance with such notice or directive would likely cause the revocation, suspension or diminution in term for such item, all of which are in good standing. Neither
Seller nor SCH have received any notice that any item listed on SCHEDULE 3.5 is likely to be revoked, suspended, limited, terminated, or otherwise affected in any way.

3.6 CERTAIN CONTRACTS. SCHEDULE 3.6 lists all contracts to which SCH is a party involving obligations in respect of the Business for payment, performance of services or delivery of goods in excess of $5,000 or which require SCH to continue to perform for a period of longer than 12 months ("SCHEDULED CONTRACTS"). Seller has delivered or made available to Buyer true and correct copies of all Scheduled Contracts. Except as set forth in SCHEDULE 3.6, all of the Scheduled Contracts which Buyer has agreed to assume are valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their respective terms. To the best of SCH's knowledge, neither
SCH nor any of the other parties to those Scheduled
Contracts which Buyer has agreed to assume (i) are in default under such contracts or (ii) to the best of SCH's or Seller's knowledge consider SCH to be in default thereunder. Except as expressly noted in SCHEDULE 3.6, to the best of Seller's knowledge, no party to any of those Scheduled Contracts which Buyer has agreed to assume intends to terminate or adversely modify its agreement(s) with respect thereto, or adversely change the volume of business done thereunder. No such Scheduled Contract is in excess of the normal, ordinary, usual, and current requirements of the Business and was at the time at which it was entered into, for the reasonable market price of the goods and/or services relating thereto.

3.7 CERTAIN LEASES. SCHEDULE 3.7 lists all leases to which SCH is a party in respect of the Business involving annual obligations on the part of SCH for the payment of rent in excess of $5,000 or involving rental of real property by SCH as lessor, lessee, sublessor or sublessee
("SCHEDULED LEASES"). Seller has delivered or made available to Buyer true and correct copies of all Scheduled Leases. All of the Scheduled Leases which Buyer has agreed to assume are valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms; and to the best of SCH's knowledge, no event has occurred including, but not limited to, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby which (whether with or without notice, lapse of time or both) would constitute a default thereunder. To the best of SCH's knowledge, neither SCH nor any of the other parties to any of those Scheduled Leases which Buyer has agreed to assume (i) is in default under any such Scheduled Lease or
(ii) to the best of SCH's or Seller's knowledge considers
SCH to be in default thereunder. SCH has not, as lessor under any such Scheduled Lease, accepted prepaid rent more than one month in advance or waived any rights or obligations thereunder. No consents are required for SCH's assignments of the Scheduled Leases to be assigned except as disclosed in SCHEDULE 3.7. No Scheduled Lease leases property in excess of the normal, ordinary, usual, and current requirements of the Business and was at the time at which it was entered into, for the reasonable market price of the goods and/or property relating thereto.

3.8  TITLE TO PROPERTIES AND RELATED MATTERS.  On the
Closing Date SCH will hold good, valid and marketable title to, or leasehold interest in, all of the Assets free and clear of all title defects, liens, pledges, claims, charges, rights of first refusal (or other claims of interest), security interests or other encumbrances except as provided for in the Hospital Lease and except (i) those matters set forth in SCHEDULE 3.8(A);
(ii) unrecorded leases as set forth in SCHEDULE 1.2(D);
(iii) liens for current taxes and assessments; (iv) zoning and building laws, ordinances, resolutions and regulations; (v) such inchoate unfiled mechanics', carriers', workers', repairman's and other statutory liens, if any, which liens do not in the aggregate exceed
$25,000 in amount; (vi) those matters set forth in Schedule B, Part 1, Exceptions from Coverage shown on the title insurance commitment for Real Property attached hereto as SCHEDULE 3.8(B), as the same may be revised following receipt of a survey of each property but only to the extent that neither Seller nor SCH has created or caused any such matters, or has no knowledge of any such matters, or has disclosed them in this Agreement; (vii) rights-of-way, building or use restrictions, exceptions, variances, reservations or other limitations or matters affecting title to or use of the Real Property (excluding any variance or nonconforming use known to either Seller or SCH but not disclosed in this Agreement) which do not materially impair the value of the Real Property or materially interfere with or impair the current use of the Real Property or any portion thereof or for which title insurance coverage is being provided to Buyer; (viii) such easements, rights-of-way, covenants, conditions, restrictions, reservations, limitations and other encumbrances as do not materially interfere with or impair the current use of the Real Property or any portion thereof or materially impair the value of the Real
Property, but only to the extent that neither Seller nor SCH has not created or caused any such matters, or has no knowledge of any such matters, or has disclosed them in this Agreement, or to the extent they are disclosed as special exceptions in the title commitments provided to Buyer; and (ix) such minor defects, irregularities, encumbrances, easements, rights-of-way, encroachments and clouds on title as typically exist with respect to properties similar in character to such Real Property, are not caused by or through Seller or SCH after the date of this Agreement, and as do not (A) materially interfere with or impair the current use and operation or any reasonably foreseeable future development or operation of the Real Property or any part thereof, or (B) materially impair SCH's title to such Real Property, or the value of the Real Property, any portion thereof or SCH's interest therein, or (C) prevent SCH from having good valid and marketable title to, or leasehold interest in, the Real
Property, or (D) materially limits the scope or coverage of the Title Policy to be issued to Buyer (collectively
"PERMITTED ENCUMBRANCES"). SCHEDULES 1.2(A) AND 1.2(D) include true and accurate descriptions of all Real
Property owned or leased by SCH and all tangible personal property (excluding cash, property with an aggregate value in a non-material amount and the other Excluded Assets) leased by SCH and reflected on SCH's financial statements.
Set forth on SCHEDULE 3.8(C) is a list of the most current title insurance policies, commitments or binders issued to either Seller or SCH with respect to any of the Real
Property or any portion thereof, and true and accurate copies thereof have been supplied to Buyer. SCH is not aware of and has not received any notice from any governmental agency of any violation of any building, zoning or other law, ordinance or regulation in respect of such property or structures or their use by SCH. To the best knowledge of SCH and other than as set forth on
SCHEDULE 3.8(A), no portion of the Assets is subject to street or utility easements or a condemnation or similar proceeding. The Assets consisting of owned personal property are subject to no liens or encumbrances except the security interests of record set forth on SCHEDULE
3.8(D), which Schedule is a copy of a Uniform Commercial
Code ("UCC") search duly obtained by SCH in the last 30 days and which search shows security interests of record relating to such Assets in the State of Mississippi and the State of California. SCH agrees to remove all security interests relating to property interests of SCH included in the Assets reflected on such UCC search, if any, prior to the Closing (except those resulting from the Hospital Lease and those approved by Buyer in writing) and to remove any other security interests filed with respect to such Assets between the date of such UCC search and the date of Closing. SCHEDULE 3.8(E) describes all construction work, if any, which SCH or its predecessors have contracted for and which is presently in progress in respect of the Business, and also contains a good faith estimate, as of the date of this Agreement, of the cost to complete each such project.

3.9  EMPLOYEE BENEFIT PLANS.  SCHEDULE 3.9 lists any
"employee benefit plans" that are described in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), that cover one or more employees of SCH and that are sponsored or contributed to by SCH (other than any defined contribution "employee pension benefit plan" as defined in ERISA, that does not require any contribution by SCH, any paid time-off policy or vacation/holiday/sick leave policy, and any "employee welfare benefit plan" as defined in ERISA, that is sponsored by SCH). Neither SCH nor, to the best knowledge of Seller and SCH, any other person has engaged in a transaction with respect to any employee benefit plan listed or required to be listed on SCHEDULE 3.9 which could subject Buyer to a penalty under ERISA or a tax under the Internal Revenue Code of 1986, as amended (the
"CODE"). Each of the employee benefit plans listed or required to be listed on SCHEDULE 3.9 has been operated and administered in accordance with applicable law, including without limitation ERISA, except for any such failure which would not subject Buyer to any penalty or other liability. SCH has not incurred , and has no knowledge of any fact or circumstance which would cause
SCH reasonably to expect to incur, any liability under Title IV of ERISA that could result in liability to Buyer.
Each employee benefit plan listed or required to be listed on SCHEDULE 3.9 that is a group health plan within the meaning of Section 5000(b)(1) of the Code is in compliance with the provisions of Section 4980B(f) of the Code, except for any such non-compliance which would not subject
Buyer to any penalty or liability.

3.10 LITIGATION OR PROCEEDINGS. SCHEDULE 3.10(A) contains a list of each lawsuit or legal proceeding to which SCH is a party and which arose out of or in connection with the Business or, to Seller's and SCH's knowledge, which has been threatened against SCH in connection with the Business. Except as disclosed on
SCHEDULE 3.10(B), SCH has not received notice of any formal or informal investigations or proceedings of the Mississippi State Department of Health, the United States
General Accounting Office, the Health Care Financing
Administration, the Department of Justice, the Federal
Trade Commission or other similar governmental agencies
(except for any investigations being conducted in the ordinary course of business and applicable to all hospitals) with respect to the Business. There are no such claims, actions, proceedings or investigations of which SCH has received written notice pending or, to the best knowledge of SCH or Seller, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in SCHEDULE
3.10(B), neither SCH nor Seller is now, or has ever been, a party to any injunction, order, or decree restricting the method of the conduct of the Business or the marketing of any of the Business' services, nor, except as disclosed on SCHEDULE 3.10(B), has any governmental agency investigated or requested (other than on a routine basis) information with respect to such methods of business or marketing of services; neither SCH nor Seller has received any notice that Seller currently violates any federal, state, or local law, ordinance, rule or regulation, which could have an adverse effect on the Business and, to the best of Seller's and SCH's knowledge, no such claim is or has been threatened; and there have been no developments materially adverse to Seller or SCH with respect to any pending or threatened claim, action or proceeding of an administrative or judicial nature and relating to the Business, including but not limited to those referred to in SCHEDULES 3.10(A)
AND (B), and including without limitation any such pending or threatened claim, action or proceeding arising from or relating to (i) the assertion by any governmental authority of any retroactive adjustment of the sums which Seller or SCH was entitled to receive pursuant to government or third party reimbursement programs such as (but not limited to) Medicare and Medicaid, or (ii) any allegation by any governmental authority of fraud or abuse by any current or former officers or employees of SCH or Seller in connection with the making of any application for reimbursement pursuant to the government or third party reimbursement programs referred to in the preceding clause (i) while such individuals were officers or employees of either Seller or SCH.

3.11 INSURANCE. SCHEDULE 3.11 lists the professional and general liability insurance policies covering the Business, the property insurance policies covering the Assets, and all other insurance pertaining to SCH or the operation of the Business. All such policies are currently in effect and to the best knowledge of Seller there are no defaults or alleged defaults thereunder.

3.12 SCH'S EMPLOYEES. (a) SCHEDULE 3.12 contains a list of all of SCH's employees as of July 31, 1999, which list includes the then current estimated annualized salaries based on then current hourly wage rates and scheduled hours worked, department and job title or other summary of the responsibilities of such employees. Since July 31, 1999 there has not been any increase in the compensation payable or to become payable by SCH to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any such person, nor has there been any change in SCH's personnel policies, except (in either case) in the ordinary course of SCH's business in accordance with established personnel policies or except as described in SCHEDULE 3.12.

(b) Except as set forth on SCHEDULE 3.12, none of SCH's employees are employed by SCH pursuant to an employment agreement and/or severance agreement.

3.13  LABOR MATTERS.  SCH does not have any collective
bargaining agreements with any labor union and there are
no current negotiations with a labor union.  SCH is in
compliance with all applicable laws respecting employment
and employment practices, terms and conditions of
employment and wages and hours, and is not engaged in any
unfair labor practice except where such non-compliance
would not have a material adverse effect on the Business
or the Assets.  Except as disclosed in SCHEDULE 3.13, SCH
has not received any notice of an unfair labor practice
complaint against SCH pending before the National Labor
Relations Board.  There is no labor strike, dispute,
slowdown or stoppage actually pending against or affecting
SCH, nor has SCH received notice of any threatened labor
strike, dispute, slowdown or stoppage.  No grievance which
might have an adverse effect on SCH or any such
arbitration proceeding arising out of or under collective
bargaining agreements is pending and SCH has no knowledge
that any claim therefor exists.   SCH will advise Buyer of
any such labor dispute which shall arise before the Closing.

3.14  CERTAIN REPRESENTATIONS WITH RESPECT TO THE
BUSINESS.

(a)The Hospital has current contractual arrangements with third party payors. A complete and accurate copy of the existing third party payor contracts of the Hospital has been furnished or made available to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts except where failure to be in compliance would not have a material adverse effect on the Business or the Assets. SCHEDULE
3.14(A) lists all third-party payor and managed care agreements which are currently in effect and identifies all risk pools to which SCH is a party.

(b)The Hospital is accredited as a general hospital by the Joint Commission on Accreditation of Healthcare
Organizations ("JCAHO") and complete and accurate copies of its most recent survey reports, lists of deficiencies, if any, and Certificates of Accreditation relating to the Hospital have been furnished or made available to Buyer.

(c)The Hospital is qualified for participation in the Medicare program. A complete and accurate copy of each existing Medicare contract has been furnished or made available to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

(d)The Hospital is qualified for participation in the Medicaid program for Mississippi. A complete and accurate copy of SCH's existing Medicaid contracts have been furnished or made available to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

(e)The Hospital participates in the Champus/TriCare program. The Hospital is presently in compliance in all material respects with all of the terms and conditions of such participation except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

(f)Complete and accurate copies of all fire marshal reports in SCH's possession or, to the best of SCH's knowledge, available to SCH with respect to the Hospital after January 1, 1998, have been, or will be prior to Closing, furnished to Buyer.

(g)SCH has not received any written notice from any applicable governmental agency, nor does it have knowledge, of any violation of local building codes, ordinances or zoning laws applicable to the Hospital.

(h)Copies of the Bylaws of the medical staffs of the Hospital, together with copies of minutes of meetings thereof since January 1, 1998, that are in SCH's possession have been supplied or will prior to Closing be made available to Buyer. No proceedings are pending or, to the best of SCH's knowledge, threatened, seeking to remove or limit the privileges of any member of the Hospital's medical staffs or appealing any such decision of such medical staff.

(i)The Hospital currently has a memorandum of understanding with the appropriate peer review organization, and complete and accurate copies of all such memoranda of understanding have been furnished or made available to Buyer, or will prior to Closing be made available to Buyer.

(j)To the best of its knowledge, SCH is in material compliance with all applicable laws and regulations that relate to the Assets and Business, including, but not limited to, the following:

18 U.S.C.section 201 (bribery of government officials);
18 U.S.C. section 286 (conspiracy to defraud the government with respect to claims); 18 U.S.C. section
287 (false, fictitious, or fraudulent claims): 18 U.S.C.
section 371 (conspiracy to commit offense or to defraud the government); 18 U.S.C.section 666 (theft or bribery concerning programs receiving federal funds); 42
U.S.C.section1320a-5 (disclosure of ownership and related information); 42 U.S.C. section 1320a-7a (civil monetary penalties); 42 U.S.C. section1320a-7b (criminal penalties); 42 U.S.C. section1395u(b)(6) (prohibition against factoring Medicare payments); 42 U.S.C.
section1395nn(a) (making false statements or representations in application for Medicare payment); 42
U.S.C. section1395nn(b) (illegal remuneration); 42
U.S.C.section1395nn(d)5 (violation of assignment terms);
42 U.S.C. section1396a(32) (prohibition against factoring Medicaid payment); and 42
U.S.C.section1396h(d) (illegal patient admission and retention practices).

(k)Since July 31, 1999 SCH has not received any written notice of, nor has knowledge of, any threatened termination, cancellation or limitation, or other material adverse modification or change in, SCH's relationship with any payor, physician, medical group (including IPAs), its medical staffs or suppliers.

3.15  REIMBURSEMENT MATTERS.  SCH has delivered or made
available to Buyer complete copies of all Medicare cost
reports and related forms that have been filed during the
past three years with respect to the Business, and
represents and warrants that such cost reports are true
and correct in all material respects.   SCH has not
received any written notices that either Medicare or Medicaid has any claims against it which may reasonably be expected to result in consolidated net offsets against future reimbursement in excess of that provided for in such Financial Statements. SCH has not been indicted, convicted or, to the best of SCH's knowledge, subject to an investigation of the Office of Inspector General of the Department of Health and Human Services (the "OIG") or other applicable government agency, or received a notice from the OIG or other applicable government agency, with respect to a violation or an alleged violation of the Medicare and Medicaid fraud and abuse provisions of the federal Social Security Act or the physician ownership and referral provisions of the Ethics in Patient Referral Act, and to the best of SCH's knowledge, SCH has not committed a violation of any of such provisions. SCH does not currently contract with or employ any person or entity who has been excluded from participation in either the Medicare or Medicaid programs. Neither SCH nor any of its current directors, employees, or agents has, directly or indirectly, made, caused to be made, received, or solicited any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, too any person or entity, whether public, private or governmental, regardless of form, whether in money, property, services, or any other thing of value, to obtain favorable treatment, for business secured, or for special concessions already obtained, including payments made or to be made in whole or in part by the Medicare or Medicaid programs. To the extent that a final cost report is required as a result of this transaction, Seller will file such report within 150 days of the Effective Date. All information in such final cost report shall be true, accurate, and correct in all material respects.

3.16 TAXES. SCH has filed all tax returns required by law to be filed by it and has paid all taxes, assessments and other governmental charges shown thereon as due and payable, other than those presently payable without penalty or interest or those being contested in good faith by appropriate procedures. There are no liens with respect to taxes (except for liens with respect to real property taxes not yet due) upon any of the Assets.

3.17ENVIRONMENTAL.  Except as disclosed in the Phase I
Site Assessment of the Hospital obtained by Buyer relating to the Assets (the "Environmental Report") included herein as SCHEDULE 3.17 SCH is currently, and at all times has been, in compliance with all Environmental Laws (as defined below) except where failure to comply with such Environmental Laws would not have a material adverse effect on the Business.

"ENVIRONMENTAL LAWS" means the federal, state (including specifically, but not by way of limitation, the State of Mississippi), and local environmental, health or safety laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing
Date relating to the generation, use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, disposal, arranging for disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health, worker safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date, including, without limitation, the statutes and regulations listed below:

3.18 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or specifically reserved against (which reserves are believed adequate in amount) in the Financial Statements, to the best of Seller's and SCH's knowledge, SCH did not have, at the date of such Financial
Statements, any liabilities or obligations of any nature
(whether accrued, absolute, contingent or otherwise and whether due or to become due) required to be reflected thereon or included therein, except for any liabilities which have been incurred since the dates of such Financial
Statements in the ordinary course of business consistent with past practice or which have been discharged or paid in full prior to the date hereof.

3.19 BROKERAGE. Neither Seller nor SCH has engaged any financial advisor, broker or similar entity in respect of the transactions contemplated hereby which may be entitled to a fee or commission in connection with such transactions.

3.20 NO MISLEADING STATEMENTS. No representation or warranty by Seller or SCH contained in this Agreement, and no statement contained in any Schedule (including any supplement or amendment thereto) and the documents to be delivered at the Closing by or on behalf of Seller to Buyer or any of its representatives in connection with the transactions contemplated hereby (the Schedules, including any supplement or amendment thereto, and such Closing documents are herein referred to, collectively, as the "ADDITIONAL DOCUMENTS"), contains or will contain any untrue statement of a material fact, or, to the best knowledge of Seller and SCH, omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Copies of all documents described on any Schedule hereto which have been furnished, provided or made available to Buyer or are hereafter furnished, provided or made available to Buyer are or shall be, to the best of Seller's and SCH's knowledge, true, correct and complete.

3.21  DISCLAIMER OF WARRANTIES.  THE ASSETS BEING ACQUIRED
BY BUYER UPON RECEIPT OF THE STOCK AND BEING THEREBY
TRANSFERRED BY SELLER ARE IN THEIR CONDITION AT CLOSING,
"AS IS", AND WITH NO WARRANTIES, INCLUDING THE WARRANTIES
OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to the Personal Property and Operating
Inventory, any and all of which warranties (both express and implied) Seller hereby disclaims. Nothing in this
Section 3.21 shall be construed to limit the scope or effect of the express representations and warranties contained elsewhere in this Article III.

3.22 NO CONFLICT.The execution, delivery, and performance of this Agreement and the other agreements contemplated hereby to which Seller and SCH, or either of them, is a party and the consummation by Seller and SCH of the transactions contemplated hereby and thereby does not and will not (with or without the giving of notice or the lapse of time or both) contravene, conflict with, or result in the violation of any provision of the Scheduled
Contracts or the Scheduled Leases, except as may be described in Schedule 3.6 and Schedule 3.7.

4.REPRESENTATIONS AND WARRANTIES OF BUYER.

As of the date hereof, Buyer represents and warrants to Seller and SCH the following:
4.1  BUYER CAPACITY.

 (a)Buyer is a limited liability company duly organized and validly existing under the laws of the State of Georgia, with all limited liability company power and authority to own, operate and lease its properties.

(b)SCHEDULE 4.1 contains complete and correct copies of the Articles of Organization and all amendments thereto to the date hereof and the Operating Agreement as presently in effect of Buyer.

4.2 CORPORATE AUTHORIZATION/CONTRACT BINDING. (a) The execution, delivery and performance by Buyer of this Agreement and the other agreements and transactions contemplated hereby to be executed and performed by Buyer:

(i) are within Buyer's powers, are not in contravention of the terms of Buyer's Articles of Organization, Operating Agreement, or any amendments thereto and have been duly authorized by the Managing Member of Buyer; and

(ii)  except as set forth on SCHEDULE 4.2, on the Closing
Date, (A) will not result in any breach of any indenture, agreement, lease or instrument to which Buyer is a party or by which Buyer is bound, (B) will not constitute a violation of any judgment, decree or order of any court of competent jurisdiction applicable to Buyer, (C) will not violate any law, rule or regulation of any governmental authority applicable to Buyer and (D) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

(b)This Agreement has been duly and validly executed and delivered by Buyer, and, as of the Closing, the other agreements and instruments contemplated hereby will have been duly and validly executed and delivered by Buyer.
This Agreement constitutes, and upon their execution and delivery, the other agreements and instruments contemplated hereby will constitute, the valid, legal and binding obligations of Buyer, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy, reorganization, insolvency, or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies.

4.3 BROKERAGE. Buyer has not engaged any financial advisor, broker or similar entity in respect of the transactions contemplated hereby which may be entitled to a fee or commission in connection with such transactions.

4.4SECURITIES REPRESENTATION. Buyer is acquiring the Stock for investment and not with a view to distribution thereof. Buyer understands that the Stock is not registered, has no market, will bear a restrictive legend thereon, and may not be resold except in compliance with applicable Federal and state securities laws. Buyer is sophisticated in financial matters, is economically able to bear the risks of owing the Stock for an indefinite time, and understands the risks of acquiring and holding the Stock. Buyer has had access to such books, records and personnel of Seller and SCH as it deems necessary and has had opportunity to make such inquiries of and receive answers from Seller and SCH as it deems necessary to make the investment decision to acquire the Stock. Buyer does not consider the purchase of the Stock as a securities transaction, but rather the purchase of the Business, that, but for various reasons unique to this transaction, would otherwise been accomplished by means of a direct purchase of the Assets.

5.COVENANTS OF SELLER PRIOR TO CLOSING.

Between the date of this Agreement and the Closing Date:

5.1 INFORMATION. Seller and SCH shall afford to the officers and authorized representatives of Buyer access to the Hospital and will furnish to Buyer such additional financial data and other information relating to the Assets or the Business as Buyer may from time to time reasonably request; provided such access shall occur at such time or times as will not disrupt delivery of care to patients. Seller and SCH agree to cooperate reasonably with Buyer in Buyer's efforts (i) to make any required filings and to obtain any governmental approvals necessary in order to consummate the transactions contemplated hereby, (ii) to respond to any governmental investigation of such transactions, and (iii) to defend any legal or administrative proceedings challenging such transactions.
Seller and SCH will, upon reasonable request, cooperate with Buyer, its representatives and counsel in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transaction herein contemplated. SCH shall provide Buyer, when normally available, monthly statements of income with respect to the Business for the interim period between the effective date of this Agreement and Closing.

5.2 OPERATIONS. With respect to the ownership of the Assets and the operation of the Business, Seller and SCH will each:

(a)carry on the Business in substantially the same manner as it has been conducted heretofore and not make any change in personnel (other than in the ordinary course of business) or operations, and not make any change in finance or accounting policies including the management of current assets and current liabilities;

(b)maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

(c)perform in all material respects SCH's obligations under agreements relating to or affecting the Assets or the Business;

(d)keep in full force and effect present insurance policies or other comparable insurance coverage;

(e)use commercially reasonable efforts to maintain and preserve the business organization of Seller intact, retain its present employees and maintain its current relationships with suppliers, customers, patients, and others having business relations with SCH;

(f)without the consent of Buyer, which will not be unreasonably withheld, SCH will not incur or commit to any obligation with respect to any single capital expenditure in excess of $25,000; and

(g)except in the ordinary course of business, SCH will not enter into, amend, or cancel Scheduled Contracts or Scheduled Leases that will be assumed by Buyer, without Buyer's prior written consent.

5.3 CERTAIN CHANGES. Without the prior written consent of Buyer, which consent will not be unreasonably withheld, SCH will not:

(a)sell or agree to sell any of the Assets except for the depletion of inventories in the ordinary course of business and the daily sale of accounts receivables pursuant to Seller's accounts receivable financing program;

(b)engage in any transaction out of the ordinary course of business, including any sale, transfer, lease, encumbrance or granting of a lien upon or a security interest in any portion of the Assets (except as provided in Section
5.3(a) above);

(c)incur any debt (other than to Seller) or guarantee any debt; or

(d)increase the compensation payable to any employee, stockholder, director, or consultant.

5.4 CASUALTY. If, prior to the Closing, the Hospital's facilities or other Assets sustain damage or destruction that SCH has not repaired prior to Closing, then the following provisions shall apply:

(a)If --

(i) such damage or destruction results in any Hospital facility being unusable for its current purpose, or

(ii) the cost to repair such damage or destruction, or to replace such damaged or destroyed facilities or other
Assets (collectively, the "Cost to Repair"), is greater than $1,000,000 and Seller or SCH does not have insurance coverage therefor,

then Buyer may elect either (1) to terminate this Agreement and all obligations ofthe parties hereunder or
(2) to complete the transactions contemplated herein and receive as a credit to the Purchase Price the amount of such Cost to Repair andthereafter Seller shall have no obligation to repair such damage or destruction;

(b)If subparagraph (a) does not apply, then:

(i) If Seller or SCH has insurance coverage for the Cost to Repair any damage or destruction and no other party with a contractual right to any of such proceeds objects, then Buyer may elect either (1) to receive from Seller or SCH all of the proceeds of such insurance paid or payable and pay to Seller the full Purchase Price hereunder or (2) to allow Seller or SCH to retain all such insurance proceeds subject to a reduction of the Purchase Price in the amount of such insurance proceeds; and

(ii) If and to the extent that the Cost to Repair any damage or destruction is not covered by insurance, including without limitation costs that are subject to a deductible or self-insured retention, then the Purchase
Price shall be reduced by an amount equal to that portion of the Cost to Repair such damage or destruction that is not covered by insurance.

5.5 BEST EFFORTS TO CLOSE. Seller and SCH shall use their best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Seller and/or SCH shall notify Buyer as soon as practicable of any event or matter which comes to Seller's or SCH's attention which may reasonably be expected to prevent the conditions to Seller's obligation being met.

5.6 INSURANCE RATINGS. Seller and SCH shall take that action reasonably requested by Buyer to enable Buyer to succeed to the Worker's Compensation and Unemployment
Insurance ratings, insurance policies, deposits and other interests of Seller and SCH and other ratings for insurance or other purposes established by Seller;
provided, however, that the covenants contained in this sentence shall not require Seller or SCH to expend its own funds to satisfy such obligations, nor shall such covenants permit Buyer to acquire Seller's or SCH's deposits without compensation to Seller. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

5.7 COOPERATION WITH BUYER. Seller and SCH shall cooperate in all reasonable respects with Buyer in connection with any required actions of Buyer to obtain regulatory consents to and approvals of the transfer of any of the Licenses described in SCHEDULE 3.5 hereof.
6.INDEMNIFICATION.

6.1 INDEMNITY BY BUYER . From and after Closing, Buyer shall indemnify, defend and hold harmless Seller and SCH and their respective officers, employees, affiliates and agents (collectively, "BUYER INDEMNIFIED PARTIES") from and against any and all liabilities, losses, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all expenses incurred in investigating, preparing and defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "DAMAGES"), asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result of or arising from the following:

(i)any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement or the other agreements contemplated hereby;

(ii)any liability imposed on any Buyer Indemnified Party to the extent such liability has been expressly assumed by Buyer pursuant to this Agreement and any agreement required herein;

(iii) any misrepresentation in or any omission from any certificate or other document (collectively, the "BUYER
ADDITIONAL DOCUMENTS") furnished or to be furnished by or on behalf of Buyer at Closing under this Agreement;

(iv)any liability, obligation or indebtedness of Buyer or any alleged liability, obligation or indebtedness of Buyer
, including without limitation those relating to contractual obligations, liabilities to Medicare or Medicaid programs, tax liabilities or professional malpractice or general liability claims, arising out of the operation of the Business after the Effective Time which is imposed on or made against any Buyer Indemnified
Party, except to the extent such liability or alleged liability arises out of a liability of Seller that has not been expressly assumed by Buyer pursuant to this Agreement and any agreement required herein; and

(v)any claims for fees or commissions of a broker, agent or similar entity employed or alleged to have been employed by or on behalf of Buyer in connection with the transactions contemplated hereby.

6.2  INDEMNITY BY SELLER AND SCH.  From and after the
Closing, Seller and SCH, jointly and severally, shall indemnify, defend and hold harmless Buyer and its respective officers, directors, employees, shareholders, affiliates and agents (collectively, the "SELLER
INDEMNIFIED PARTIES") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result of or arising from the following:
(i)any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Seller or SCH in this Agreement or the other agreements contemplated hereby;

(ii)any liability, obligation or indebtedness of Seller or SCH or any alleged liability, obligation or indebtedness of Seller or SCH, including without limitation those relating to contractual obligations, liabilities
(including recapture of depreciation) to the Medicare or Medicaid programs, tax liabilities or professional malpractice or general liability claims, arising out of the operation of the Business prior to the Effective Time which is imposed on or made against any Seller Indemnified
Party, except to the extent certain contractual obligations have been expressly assumed by Buyer pursuant to this Agreement and any agreement required herein;

(iii)any misrepresentation in or any omission from any certificate or other document (collectively, the "SELLER
ADDITIONAL DOCUMENTS") furnished or to be furnished by or on behalf of Seller or SCH at Closing under this Agreement;

(iv)any claims for fees or commissions of a broker, agent or similar entity employed or alleged to have been employed by or on behalf of Seller or SCH in connection with the transactions contemplated hereby; and

(v) any liability for violations of any Environmental Laws resulting from underground storage tanks as disclosed in
Schedule 3.17.

6.3  CLAIMS PROCEDURE.  (a) If a party to this Agreement
("CLAIMING PARTY") learns of a circumstance giving rise to a claim for another party to this Agreement ("PERFORMING
PARTY") to make payment, performance, or indemnity under this Agreement, then the Claiming Party shall give the Performing Party written notice thereof within a reasonable time considering the circumstances. No delay in giving notice to the Performing Party shall work a forfeiture of the rights of Claiming Party or shall limit the Performing Party's obligations under this Agreement.
If, however, a delay in giving notice within a reasonable time prejudices the Performing Party and materially impairs its ability to mitigate loss, then the Performing
Party shall have no obligation to pay that part of a loss caused by the delay.

(b)The Performing Party shall defend, and shall have the right to settle, claims or suits by third parties that are payable or that are to be indemnified by the Performing
Party under this Agreement. The Claiming Party shall reasonably cooperate with the Performing Party in the defense of claims and suits that the Performing Party defends, and the Performing Party shall reimburse the Claiming Party for out-of-pocket expenses incurred in cooperating at the Performing Party's request. The
Claiming Party shall not settle such claims or suits defended by the Performing Party without the Performing
Party's prior consent, which shall not be unreasonably withheld. The Claiming Party shall have the right to approve defense counsel selected by the Performing Party, which approval shall not be unreasonably withheld, and the right fully to participate in the defense of such claims and suits at the Claiming Party's sole cost and expense.
The Claiming Party shall have the right to defend and settle claims or suits without prejudice to any of their rights against the Performing Party under this Agreement if the Performing Party declines or is unable to undertake the defense of a claim or suit within a reasonable time after the Performing Party's receipt of notice thereof.
If the Performing Party disputes the Claiming Party's entitlement to indemnity and asserts the right to defend a claim or suit, and if the Claiming Party reasonably believes that the Performing Party's control of the defense of a claim or suit might prejudice the Claiming
Party, then the Claiming Party shall have the right to defend such claim or suit. Performing Party shall have the right fully to participate in the defense of such claim or suit, and Claiming Party shall not settle such claim or suit without the Performing Party's prior consent, which Performing Party shall not unreasonably withhold.

(c)A Performing Party shall take actions required in this
Section 6 (including the payment of a claim) promptly following receipt of notice of such claim.

(d)With respect to any Damages due a Buyer Indemnified
Party, the amount of any such Damages shall be credited by Seller first to interest due and thereafter to the outstanding principal balance of Note A, and thereafter any remaining unpaid Damages credited in a similar manner to Note B, and any further remaining unpaid Damages paid in cash. With respect to any Damages due a Seller
Indemnified Party, the amount of any such Damages shall work as an increase to the outstanding principal of Note
B, or if Note B has been paid then an increase to Note C;
and, if Note C has been paid, then in cash.

6.4  LIMITATION ON CLAIMS.

(a)No Seller Indemnified Party nor Buyer Indemnified Party shall make any claim for indemnification pursuant to Sections 6.1 or 6.2 with respect to any matter unless:

(i)the amount of the Damages arising out of such matter is in excess of $25,000 (a "RELEVANT CLAIM"); and

(ii)the aggregate amount of all Damages with respect to which a Relevant Claim is being made by an Indemnified
Party against any or all of the applicable Indemnifying
Parties (together with all such Relevant Claims previously made by the applicable Indemnified Parties against the applicable Indemnifying Parties) exceeds $100,000.

(b)Notwithstanding the provisions of Section 6.4(a), any indemnified claim having its basis in any of the following shall not be subject to the thresholds established by such provisions: (A) a breach of the representations, warranties, covenants and agreements made in 1.4(b)(2), 3.6, 3.7, 3.9, 3.14(c), 3.14(d), 3.14(e), 3.14(j), 3.15,
3.16, 3.17, 3.18, 3.19, 3.22 and 4.3, (B) fraud or
intentional misrepresentation, (C) a breach by Buyer to pay or observe any obligation of Seller assumed by Buyer pursuant to the terms hereof and any agreement required herein, (D) any breach by Buyer to pay the Purchase Price hereunder, or (E) a breach by Buyer or Seller of its obligation under Section 1.9 to pay any post-Closing adjustment to the Purchase Price required by such Section.

(c)Buyer shall not be under any liability and no claim under Section 6.1 of this Agreement shall be made to the extent that SCH or Seller discovered such breach prior to the Closing Date and failed to disclose such breach to Buyer as provided in Section 11.2 hereof, except that Buyer shall be liable to the extent Buyer had knowledge of such breach or to the extent SCH or Seller would have nonetheless suffered damages had such breach been disclosed to Buyer prior to the Closing Date.

(d)Neither Seller nor SCH shall be under any liability and no claim under Section 6.2 of this Agreement shall be made to the extent that Buyer discovered such breach prior to the Closing Date and failed to disclose such breach to SCH and Seller as provided in Section 11.2 hereof, except that SCH and Seller shall be liable to the extent either SCH or Seller had knowledge of such breach or to the extent Buyer would have nonetheless suffered damages had such breach been disclosed to SCH or Seller prior to the Closing Date.

(e)If an Indemnifying Party is liable to an Indemnified
Party for breach of any representation, warranty or undertaking, the liability of the Indemnifying Party shall be reduced and any amount paid by such Indemnifying Party shall be refunded to the extent that the Indemnified Party is eligible to obtain a reduction in its liability for tax
(whether by way of credit or otherwise and calculated assuming that the Indemnified Party is taxed at the maximum rate applicable to such entity) which it would not have been eligible for had the breach which gave rise to liability of the Indemnifying Party not arisen.

(f)Each Indemnified Party shall cooperate in all reasonable respects with the reasonable requests of its applicable Indemnifying Parties in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified
Parties may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Parties shall, upon the reasonable requests by their applicable Indemnifying Parties or counsel selected by such Indemnifying Parties, attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, make available its own personnel, and assist in effecting settlements; and shall take such action as is reasonably necessary and appropriate in connection with such litigation. Seller Indemnified Parties shall not, except at their own cost, voluntarily make any payment, assume any obligation, incur any expense, or settle or compromise any claim without the express approval of Seller
Indemnifying Parties in connection with any matter that is subject to indemnification hereunder.

(g)The indemnification provided under Sections 6.1 and 6.2 shall survive the execution and delivery of this Agreement, the closing of the transactions contemplated hereby and the satisfaction of all other obligations of any party hereto under this Agreement. In respect of the indemnification provided under Section 6.1(i) and 6.2(i) relating to or arising out of a breach of a representation or warranty, and with respect to the indemnification provided under Sections 6.1(iii) and 6.2(iii) relating to or arising out of a misrepresentation in or omission from a Buyer Additional Document or a Seller Additional
Document and which constitutes a "bring down" of a party's representations and warranties made in this Agreement, no indemnification may be asserted under this Agreement unless the party making the claim gives the party against whom the claim is to be made notice of such claim before the end of the applicable Survival Period (as defined in Section 12.17 hereto); PROVIDED, that such claim shall survive the expiration of the Survival Period if notice thereof, as required by Section 6.3, was given prior to the expiration of the Survival Period. In respect of the other indemnification provided under Sections 6.1 and 6.2, there shall be no limitation on when a claim for indemnification hereunder may be sought other than as set forth in Section 6.1 or 6.2, and the parties hereby waive any such limitation which may be imposed by law.

(h)If a Performing Party pays a claim to a Claiming Party pursuant to this Agreement, then such party shall be subrogated to all rights of the party to or for whom the claim was paid against others for recovery of the loss, except affiliates, employees, officers, directors, successors or assigns of the party to or for whom the claim was paid.

6.5  JURISDICTION; SERVICE OF PROCESS.   Each of the
parties hereto severally agrees that any legal action or proceeding with respect to this Agreement or to enforce any judgment obtained against any party hereto in connection with this Agreement may be brought by any other party hereto or any Seller Indemnified Party or Buyer
Indemnified Party in the United States District Courts which are located in the city of Jackson, Mississippi, or any other court to the jurisdiction of which such party hereto or any of its respective properties is or may be subject. In connection with any action or proceeding relating to this Agreement, each of the parties hereto severally irrevocably submits to the jurisdiction of the United States District Courts located in the city of Jackson, Mississippi and irrevocably waives any present or future objection to venue in any such court, and any present or future claim that any such court is an inconvenient forum. Nothing herein shall affect the right of the a party to serve process in any manner permitted by law or to bring any civil suit, action or proceeding against any party hereto or its respective property in the courts of any jurisdiction in which venue may be granted.


7.CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:

7.1  REPRESENTATIONS/WARRANTIES; COMPLIANCE WITH
COVENANTS. The representations and warranties of Seller and SCH contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date, as though such representations and warranties had been made on and as of such Closing Date;
and the covenants and conditions of this Agreement to be complied with or performed by Seller or SCH on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

7.2 OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion from Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk L.L.P., counsel to Seller and SCH, dated as of the Closing Date, substantially in the form of APPENDIX 7.2.

7.3 ACTION/PROCEEDING. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted against any party hereto (and remain unresolved) which seeks injunctive relief in anticipation of the sale of the Stock and may reasonably be expected to prohibit the sale of the Stock to Buyer or seeks damages in a material amount by reason of the consummation of such sale; nor shall any party hereto have received notification from any governmental agency of the United
States of America or the State of Mississippi of such agency's current intent to seek injunctive relief in anticipation of the sale of the Stock to prohibit the sale of the Stock to Buyer.

7.4  DELIVERY OF CERTAIN DOCUMENTS.  At the Closing, the
Seller shall have executed and/or delivered to Buyer all documents, agreements and instruments contemplated by
Section 2.2.

7.5 INFORMATION SYSTEMS AGREEMENT. Seller and Buyer shall have executed and delivered an Information Systems
Agreement (the "INFORMATION SYSTEMS AGREEMENT"), in substantially the form attached hereto as APPENDIX 7.5.

8.CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SCH.

The obligations of Seller and SCH hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller and SCH:

8.1  REPRESENTATIONS/WARRANTIES; COMPLIANCE WITH
COVENANTS. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; the covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

8.2 OPINION OF BUYER'S COUNSEL. Seller shall have received from Nelson Mullins Riley & Scarborough, L.L.P., counsel to Buyer, an opinion dated as of the Closing Date and addressed to Seller, substantially in the form of APPENDIX 8.2.

8.3 ACTION/PROCEEDING. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted against any party hereto (and remain unresolved) which seeks injunctive relief in anticipation of the sale of the Stock and may reasonably be expected to prohibit the sale of the Stock to Buyer or seeks damages in a material amount by reason of the consummation of such sale; nor shall any party hereto have received notification from any governmental agency of the United
States of America or the State of Mississippi of such agency's current intent to seek injunctive relief in anticipation of the sale of the Stock to prohibit the sale of the Stock to Buyer or the parties' execution hereof.

8.4  DELIVERY OF CERTAIN DOCUMENTS.  At the Closing, the
Buyer shall have executed and/or delivered to Seller all documents, agreements and instruments contemplated by
Section 2.3.

8.5  SELLER AND SCH BOARD APPROVAL.  The Board of
Directors of Seller and SCH shall have approved this Agreement and the transactions contemplated hereby.

9.PARTICULAR COVENANTS OF BUYER.

9.1 BEST EFFORTS TO CLOSE. Buyer shall use their best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Buyer shall notify Seller as soon as practicable of any event or matter which may reasonably be expected to prevent the conditions to Buyer's obligations being met.

9.2  EMPLOYEE MATTERS.  Effective as of the Effective Time
Buyer will provide employee welfare benefits and paid time-off benefits to employees of SCH that are of commensurate with those of the employees of SCH prior to the Effective Time. Buyer understands and agrees that as of the Effective Time, the employees of SCH will no longer be permitted to participate in the benefits provided and/or sponsored by Seller. Notwithstanding the foregoing, nothing in this Section 9.2 constitutes a guarantee of employment or a contract of employment for any such employees, and Seller understands and agrees that all such employees will be employees "at will" of SCH unless Buyer has expressly agreed to assume a written contract of employment existing prior to the Closing Date.

9.3 CONSENTS AND REGULATORY APPROVALS. Buyer acknowledges that except as provided in Section 5.9 hereof, neither Seller nor SCH shall have any responsibility for obtaining any regulatory consents to and approvals of the transfer of the Licenses described in
SCHEDULE 3.5 hereof.

9.4 CHANGE OF NAME. Buyer agrees that it will cause all signs and usage, if any, incorporating the name
"Paracelsus"(and all variations thereof) which are located at any of the Hospitals or used in the Business to be removed or modified as soon as reasonably practicable after the Closing Date and in any event within 30 days after the Closing Date.

9.5 BUYER'S PAYMENT OF THE PURCHASE PRICE. Subject to the conditions to Closing set forth in this Agreement, Buyer shall pay the Purchase Price for the Assets in accordance with Section 2.3(a).

9.6  PRESERVATION AND ACCESS TO BOOKS AND RECORDS AFTER
THE CLOSING. (a) After the Closing, Buyer shall keep and preserve all medical records and medical charts existing as of the Closing of patients of the Hospital for so long as Buyer is required by law to maintain such records (but in no event less that seven years, beginning on the Closing Date). Buyer acknowledges that as a result of entering into this Agreement and operating the Business, it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees after Closing to maintain the patient records at the Business in accordance with applicable law (including, if applicable, Section
1861(v)(i)(1) of the Social Security Act (42 U.S.C.
section 1395x(v)(1)(1)) and requirements of relevant insurance carriers. In addition, Seller shall be entitled to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation; provided, however, that to the extent Seller is not required by subpoena or court order to use originals of the patient records for such purposes, Seller shall use copies of patient records. Any original patient records so removed from the Business shall be promptly returned to Buyer following its use by Seller. Notwithstanding the foregoing provisions, Seller shall not be entitled to review, have access to, have copies of or remove from the premises of the Business any medical records or patient charts relating to any period after the expiration of the applicable statute of limitations expires for the bringing of any action against Seller for its ownership of the Business prior to the Effective Time.

(b)After the Closing, Buyer shall keep and preserve all other records of the Business existing as of the Closing which are delivered to Buyer by Seller for a period of 7 years or such longer period (if any) as such records are required to be kept and preserved by any federal or state law or regulation. After the Closing, upon reasonable written notice by Seller to Buyer, Seller shall be entitled, during regular business hours, to have access to and make copies of all records pertaining to the operation of the Business (other than medical records which shall be governed by the provisions of Section 9.8(a) hereof) prior to the Closing for any lawful corporate purpose.

(c)Should Buyer decide to dispose of any books or records which they have been obligated to maintain pursuant to
Section 9.8, Buyer shall advise Seller in writing of such intention and Seller shall have not less than 60 days after receipt of such notice to elect in writing to have Buyer deliver such records to Seller.

10.PARTICULAR COVENANTS OF SELLER AND SCH.

10.1 GOVERNMENTAL APPROVALS. Seller and SCH shall assist and cooperate with Buyer and Buyer's representatives and counsel in obtaining all governmental consents, approvals and licenses which Buyer reasonably deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated herein.

11.TERMINATION.

11.1 OPTIONAL TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

(a)by the mutual agreement of Buyer and Seller;

(b)by Buyer in accordance with the provisions of Section
5.4;

(c)by either Buyer or Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

(d)in the event either Seller or SCH, on one hand, or Buyer on the other hand, commits a breach of any representation, warranty, covenant or agreement made herein, which breach, if left uncured, would result in a material adverse effect on the condition or value of the Assets or the operation of the Business, by either Buyer or Seller, provided such terminating party did not cause or commit such breach, and provided further, that this right to terminate shall be subject to the parties' rights to cure set forth herein;

(e)by either Buyer or Seller if the Closing has not occurred by September 30, 1999 because a condition to the terminating party's obligation to close set forth, in respect of Buyer in Article 7, and, in respect of Seller and SCH in Article 8, was not satisfied on such date, unless the date for Closing has been extended by the mutual agreement of the parties hereto, and

(f)by Buyer if Buyer's examination of SCH's books and records and due diligence investigation of SCH's operations and condition reveals facts or circumstances unacceptable to Buyer.

11.2 NOTICE; EFFORTS TO REMEDY. Seller and SCH on the one hand and Buyer on the other will notify the other party promptly in writing of, and contemporaneously will provide the other party with true and complete copies of any and all information and documents relating to, and will use their reasonable best efforts to cure within fifteen (15) days (or by any subsequent date agreed upon by the parties), any event, transaction or circumstance occurring that causes or would cause any covenant or agreement under this Agreement made by the notifying party to be breached, or that renders or would render untrue any representation or warranty of the notifying party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.
Each party will also use their reasonable best efforts to cure within fifteen (15) days (or by any subsequent date agreed upon by the parties), any violation or breach of any representation, warranty, covenant or agreement made by such violating or breaching party in this Agreement.
The party not in such violation or breach, as the case may be, may terminate this Agreement (to the extent such remedy is available to such party pursuant to Section
11.1(d) hereof); provided, however, that after the date established by the parties for Closing, such non-violating or non-breaching party may terminate this Agreement (to the extent such remedy is available to the non-violating or non-breaching party pursuant to Section 11.1(d) hereof) unless the breach or misrepresentation has been cured to the reasonable satisfaction of such non-breaching or non-misrepresenting party. Furthermore, each party shall notify the other party promptly in writing of any event, transaction or circumstance occurring that causes or would cause any covenant or agreement of such other party under this Agreement to be breached, or that renders or would render untrue any representation or warranty of such other party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Such other party shall have thirty (30) days in which to effect a cure of such breach or misrepresentation before the non-breaching or non-misrepresenting party may terminate this Agreement (to the extent such remedy is available to the non-breaching or non-misrepresenting party pursuant to Section 11.1(d) hereof); provided, however, that after the date established by the parties for Closing, such non-breaching or non-misrepresenting party may terminate this Agreement
(to the extent such remedy is available to the non-breaching or non-misrepresenting party pursuant to Section
11.1(d) hereof) unless the breach or misrepresentation has been cured to the reasonable satisfaction of such non-breaching or non-misrepresenting party. The failure of the discovering party to notify the other party of any such discovered event, transaction or circumstance shall not release the other party from any liability to the discovering party resulting from the breach attendant to such discovered event, transaction or circumstance;
provided, however, that, unless the other party had independent knowledge of such event, circumstance or condition, such other party's liability shall be limited to the damages that would have nonetheless resulted to the discovering party had the discovering party disclosed such discovered event, transaction or circumstance to the other party prior to Closing.

11.3 NOTICE OF ABANDONMENT. In the event of any termination pursuant to Section 11.1, written notice shall forthwith be given to the other parties hereto except with respect to a termination pursuant to Section 11.1(a).

11.4  EFFECT OF TERMINATION.  Except for the obligations
contained in Sections 6.1(v), 6.2(v), 12.7, 12.8 and 12.20
hereof, upon the due termination of this Agreement
pursuant to Section 11.1(a), (b), (c) or  (e), this
Agreement shall forthwith become null and void, and
neither party hereto nor any of its officers, directors,
trustees, members or shareholders shall have liability
hereunder, provided, however that in no event shall a
party hereto be released from liability for damages under
this Agreement or otherwise following termination under
Section 11.1(d) in the event such party's breach resulted
in the failure to close by any such termination date and
such breaching party was not otherwise excused from its
obligation so to close under this Agreement. Any and all
claims or awards for damages (including without limitation
punitive damages) following termination under Section
11.1(d) shall not exceed $2,000,000.   The parties hereto
specifically agree to and acknowledge  the preceding:
______________________[Seller representative initials],
__________________________________[SCH representative
initials],
____________________________________________________[Buyer
representative initials].

12.GENERAL.

12.1  EXHIBITS, SCHEDULES AND OTHER INSTRUMENTS.  Each
Exhibit, Certificate, Appendix and Schedule, if any, to this Agreement shall be considered a part hereof as if set forth herein in full. Any fact disclosed on one Schedule hereto shall be deemed to be disclosed on each other applicable schedule. Buyer shall have 5 days following receipt of any Schedule not provided on the date of execution of this Agreement to approve, or to disapprove in writing with the specific reason for any disapproval, any such Schedule. Seller shall have the right to update any Schedule prior to Closing, which updated Schedule shall also be subject to Buyer's approval. Buyer shall not unreasonably disapprove of any updated Schedule that reflects only changes resulting from operations of the Hospital in the ordinary course. Upon receiving notice from Buyer of a disapproved Schedule, Seller shall use its best efforts to remove or remedy any item or event disclosed in the disapproved Schedule, but if it is unable to do so within 10 business days, Buyer shall have the option of waiving its disapproval or terminating this Agreement without liability to either party.

12.2 PRE-CLOSING ACCESS. Seller shall give Buyer, its accountants, counsel, and other representatives access to the premises and offices of the Hospital, management and supervisory employees of the Hospital, and make such information as Buyer may reasonably request available to Buyer, as may be necessary for Buyer to examine the Assets and Business being acquired. No such inspection by Buyer shall unreasonably interfere with Seller's conduct of business in the ordinary course.

12.3  ADDITIONAL ASSURANCES.  The provisions of this
Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Agreement.

12.4  CONSENTS, APPROVALS AND DISCRETION.  Whenever this
Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5  CHOICE OF LAW.  THE PARTIES AGREE THAT THIS
AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE
WITH THE SUBSTANTIVE LAWS OF THE STATE OF MISSISSIPPI
WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

12.6 BENEFIT/ASSIGNMENT. Subject to the provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party, except to a party's senior secured lenders, and with respect to Seller, in connection with a sale of all or substantially all Seller's assets provided the purchaser specifically assumes Seller's obligations herein.

12.7 COSTS OF TRANSACTION. Subject to the other terms and provisions hereof, whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller and SCH will pay the fees, expenses, and disbursements of Seller and SCH and their respective agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and (ii) Buyer shall pay the fees, expenses and disbursements of Buyer and its respective agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto. Buyer shall pay any transfer taxes and recording fees resulting from the consummation of the transactions contemplated hereby.

12.8  CONFIDENTIALITY.  With respect to Confidential
Information provided by SCH or Seller in connection with and relative to the transactions contemplated by this Agreement, Buyer agrees to use reasonable best efforts to cause its officers, employees, representatives and agents to hold all such Confidential Information in strict confidence and only to disclose such Confidential
Information to such duly authorized persons as are necessary to effect the transactions contemplated hereby, and, if requested, to return all originals and copies of any such written Confidential Information to Seller or SCH in the event for any reason the sale of the Stock is not consummated. Nothing in this Section shall prohibit the use of such Confidential Information for such governmental filings as are required by law or governmental regulations or the disclosure of such Confidential Information if such disclosure is compelled by judicial or administrative process or, in the opinion of Buyer's counsel, other requirements of law. Subject to Seller's disclosure obligations under federal securities laws, any release to the public of information with respect to the transactions contemplated hereby will be made only in the form and manner approved by the parties and their respective representatives. Buyer agrees that it will not use, and will not knowingly permit others to use, any Confidential
Information in a manner detrimental to the Business, SCH or Seller or to their competitive disadvantage. Buyer , its officers, employees and agents recognize that any breach of this Section would result in irreparable harm to Seller and SCH and that therefore either Seller or SCH shall be entitled to an injunction to prohibit any such breach by Buyer and its officers, employees and agents in addition to all of their other legal and equitable remedies. For the purposes hereof, "CONFIDENTIAL
INFORMATION" shall mean all information of any kind concerning SCH or Seller obtained, directly or indirectly, from SCH or Seller in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Buyer to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or
(iv) which was in Buyer's possession prior to disclosure thereof to Buyer in connection herewith.

12.9 WAIVER. The waiver by either party of a breach or violation of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement. The delay or a failure of a party to transmit any written notice hereunder shall not constitute a waiver by such party of any default hereunder or of any other or further default under this Agreement except as may expressly be provided for by the terms of this Agreement.

12.10  TAX ALLOCATION.  The allocation of the Purchase
Price for tax purposes shall be set forth in a statement prepared in accordance with Section 1060 of the Internal
Revenue Code of 1986, as amended, which statement shall be prepared in a manner generally consistent with the form of Internal Revenue Service Form 8594 and a manner consistent with the Purchase Price allocation provided under Section
1.5. Buyer and Seller shall cooperate in the preparation of such statement of allocation and each party hereto shall file a copy of such statement as, and if, required by applicable law.

12.11 INTERPRETATION. Each of the parties has agreed to the use of the particular language of the provisions of this Agreement including all attached Exhibits and Schedules and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided. Whenever any matter herein is represented, warranted or stated herein to be to the "KNOWLEDGE OF," to the "BEST KNOWLEDGE OF" or to the "BEST KNOWLEDGE AND BELIEF OF" Seller or SCH, or words of similar import, such representation, warranty or statement shall mean all matters with respect to which (a)
Seller has received written notice or (b) any of the following persons has knowledge or with reasonable inquiry under the circumstances would have knowledge: any director or officer of Seller or SCH, as the case may be, or any administrator, assistant administrator or controller at the Hospital.

12.12 NOTICE. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be in writing and shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including telefax and telex) or overnight courier, or five days after being deposited in the United States mail, with postage prepaid, certified mail, return receipt requested, addressed as follows:

Buyer:Associates Capital Group, L.L.C.
P.O.  Box 380995
Birmingham, Alabama  35238
Attention:  Chief Executive Officer

Seller:Paracelsus Healthcare Corporation
515 W. Greens Road, Suite 500
Houston, Texas  77067
Attention: President

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.13 SEVERABILITY. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms, including, without limitation, those terms which contemplate or require the further agreements of the parties.
Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

12.14  GENDER AND NUMBER.  Whenever the context of this
Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

12.15  DIVISIONS AND HEADINGS.  The divisions of this
Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.16 CONSENTED ASSIGNMENT. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect
Seller's or SCH's rights thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer during the Contract Period (as defined below) the benefit under any such claims, rights, contracts, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement, at no out-of-pocket cost to Seller, of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise. To the extent that any claim, right, contract, license, lease, commitment, sales order or purchase order to be assigned to or acquired by Buyer pursuant to this Agreement also applies to facilities or operations other than those being sold pursuant hereto, then Seller also agrees that during the Contract Period, upon the written request of Buyer, it will use its reasonable best efforts to cause the services, property or other benefits provided or made available under such claim, right, contract, license, lease, commitment, sales order or purchase order to continue to be available to Buyer on terms and conditions substantially similar to those presently in effect. The term "CONTRACT PERIOD" shall mean with respect to any contract or other right the period beginning on the Closing Date and ending on the earlier of (a) the expiration of the term of the given contract or other right and (b) the third anniversary of the Closing Date.

12.17 SURVIVAL. The representations, warranties, covenants and agreements made by the parties herein shall survive the Closing; provided, however, that the representations and warranties made by the parties herein shall expire on the first anniversary of the Closing Date except with respect to matters for which Buyer has given notice of claim under Section 6.3, and except with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.10, 3.15, 3.16, 3.17, 3.19, 3.22,
4.1, 4.2, 4.3 and 4.4 (and the indemnities with respect thereto), which shall survive for the applicable statute of limitations periods (collectively, the "SURVIVAL
PERIOD").

12.18 ENTIRE AGREEMENT/AMENDMENT. Except for the confidentiality provisions contained in paragraphs VI and VIII of the letter of intent between Paracelsus and Buyer, dated August 26, 1999, as extended, (the "LOI") (which provisions (the "LOI PROVISIONS") will survive the execution and delivery of this Agreement), this Agreement supersedes all prior contracts, understandings and agreements, whether written or oral, and constitutes the entire agreement of the parties respecting the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material
(other than the LOI Provisions) not specifically included herein shall be of any force and effect; and the parties specifically acknowledge that in entering into and executing this Agreement, the parties relied solely upon the representations and agreements contained in this Agreement and no others, except as to those materials referenced in Section 4.4 hereof. No terms, conditions, warranties, or representations, other than those contained herein (or in the LOI Provisions) and no amendments or modifications hereto, shall be binding unless made in writing and signed by the party to be charged.

12.19 COUNTERPARTS. This Agreement may be executed in multiple originals or counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.20 RISK OF LOSS. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Assets shall be borne by Seller through the time of Closing and by the Buyer thereafter.

12.21 PUBLIC ANNOUNCEMENT. SCH and Seller, on one hand, and Buyer, on the other hand, mutually agree that, prior to the Closing, no party shall issue any press release or make any public announcement of the transaction which is the subject of this Agreement without the prior consent of each other party, except where a public announcement is required by law as reasonably determined by such party.
Additionally, SCH and Seller, on one hand, and Buyer on the other hand, each agrees that, prior to the Closing, it will not, and will cause its officers, directors, partners, employees, counselors and representatives not to, discuss any aspects of this Agreement with any third party (other than their respective representatives, lenders, prospective underwriters and counselors) without the prior written consent of the other party hereto.


[The next page of this Agreement is the signature page]
PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers and their corporate seals duly affixed hereto, all as of the day and year first above written.

PARACELSUS HEALTHCARE CORPORATION


By:
Name: Michael M. Brooks
Title:  Senior Vice President, Development


PARACELSUS SENATOBIA COMMUNITYHOSPITAL, INC.

By:
Name: R. T. Pinchback
Title: Vice President


ASSOCIATES CAPITAL GROUP, L.L.C.

By:
Name: Leonard P. Bryant
Title: Managing Member